ASSET SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement, entered into as of the 12th day of October 2000 by and between FutureOne Inc., a Nevada corporation and FutureOne, Inc. an Arizona corporation (hereinafter collectively "FutureOne) and R. Tucker Woodbury, an individual, ( hereinafter "RTW") shall set forth the terms and conditions whereby RTW will purchase the business division of FutureOne, which is currently operated under the business name of Rocket Science Creative (hereinafter "RSC") effective as of October 6, 2000.

                                    RECITALS

         WHEREAS, FutureOne is the owner and operator of the business known as RSC, located in Phoenix, Arizona and FutureOne is willing to sell all of the assets and the business of RSC to RTW under the terms and conditions contained herein.

         WHEREAS, RTW is an individual residing in Phoenix, Arizona and is willing to purchase the assets and business of RSC now owned by FutureOne and to assume certain liabilities of RSC under the terms and conditions contained herein.

         Accordingly, in consideration of the mutual covenants and agreements contained herein, it is agreed that RSC shall be acquired by RTW (the "Acquisition"), and that the terms and conditions of the Acquisition, the mode of carrying same into effect, the assets and liabilities and such other provisions as are deemed necessary or desirable to be effected by the Acquisition are defined herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                              TERMS OF ACQUISITION

         1. ACQUISITION. RSC shall be acquired by RTW in an asset purchase as defined herein and FutureOne shall continue in existence doing business as "FutureOne. From and after the Acquisition, the corporate existence of FutureOne, with all its rights, privileges, immunities, powers and purposes, shall continue unaffected and unimpaired by the Acquisition.

         2. CLOSING AND EFFECTIVE TIME. The consummation of the Acquisition of RSC by RTW (the "Closing") shall take place at the offices of FutureOne, Inc. at 2:00 PM, Arizona time, on the first day after which (a) all conditions set forth in this Agreement have been satisfied; or (b) at such other place, date, and time as may be agreed upon by FutureOne and RTW. The parties hereby agree that irrespective of the Closing Date the effective date ("Effective Date") shall be October 6, 2000. The date on which the closing shall take place shall be hereinafter referred to as the "Closing Date."

         3. EFFECT OF ACQUISITION. After the Effective Date, the effects of the consummation of the Acquisition on RTW shall be that RSC shall operate as if RSC is no longer a business of FutureOne and all financial transactions executed by RSC shall be for the account of RSC and RTW and shall have no effect on FutureOne.

                      PURCHASE PRICE AND MANNER OF PAYMENT

         1. BASE PURCHASE PRICE. RTW shall pay to FutureOne, the sum as determined below, in exchange for the all of the tangible and intangible assets of RSC, as described on the Bill of Sale as per Exhibit A attached hereto. It is agreed that the Accounts Receivable and Work in Process specified on the attached Exhibit A shall be specified as owned by RSC or FutureOne, with RSC specifying, at its sole option, those receivables which it intends to purchase. Such accounts receivable or work in process shall not exceed sixty percent (60%) of the total of all accounts receivable indicated on the list and the parties agree that only the accounts receivable and work in process specified on the bill of sale as RSC accounts receivable and work in process are actually being transferred to RSC on said bill of sale and all others are being retained by FutureOne.

Such transfer is being made free from any liens or encumbrances except as disclosed on Exhibit B attached hereto. It is agreed that the Accounts Payable specified on the attached Exhibit B shall be specified as assumed by RSC or FutureOne, with RSC specifying, at its sole option, those accounts payable which it intends to assume. Such accounts payable assumed by RSC shall not be less than Fifty Thousand & 00/100 Dollars of the total of all accounts payable indicated on the list and the parties agree that only the accounts payable specified on the bill of sale as RSC accounts payable are actually being assumed by RSC on said Exhibit B and all others are being retained by FutureOne.

The purchase price shall be determined and paid as follows:

     1)   Seventy Five Thousand and 00/100 Dollars ($75,000.) paid at closing.

     2) Assumption of $50,000 of Accounts Payable as indicated on Exhibit B attached hereto.

     3)   Assumption of the three leases as indicated on Exhibit B.

     4)   Assumption of the Customer Deposits as indicated on Exhibit B.

ADDITIONAL CONSIDERATION - Subsequent to the closing of this transaction, nothing herein shall prohibit or prevent RTW from exercising his ownership interests in RSC, including but not limited to his right to associate and collaborate with any third party; to enter into any joint venture or arrangement; to merge, convey, assign and/or sell the Company to any third party; and, to otherwise exercise, manage and operate RSC as he sees fit without any impediment or restriction by FutureOne thereon subject to the following:

That for the one (1) year period after the date of the closing of this transaction, the following schedule shall be adhered to with regard to the division of profits from the sale of RSC:

1. If RTW sells RSC within the first thirty (30) days from the date of the closing of this transaction with FutureOne, for an amount equal to or greater than Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars, RTW and FutureOne shall each be entitled to fifty (50%) percent of the profit from the sale thereof;

2. For the next sixty (60) days thereafter, if RTW sells RSC for an amount equal to or greater than Four Hundred Thousand and 00/100 ($400,000.00) Dollars, RTW shall be entitled to sixty (60%) percent of the profit, and FutureOne shall be entitled to forty (40%) percent of the profit;

3. For the next ninety (90) days thereafter, if RTW sells RSC for an amount equal to or greater than Five Hundred Thousand and 00/100 ($500,000.00) Dollars, RTW shall be entitled to seventy (70%) percent of the profit, and FutureOne shall be entitled to thirty (30%) percent of the profit;

4. For the next ninety (90) days thereafter, if RTW sells RSC for an amount equal to or greater than Seven Hundred Fifty Thousand and 00/100 ($750,000.00) Dollars, RTW shall be entitled to eighty (80%) percent of the profit, and FutureOne shall be entitled to twenty (20%) percent of the profit; and,

5. For the next ninety (90) days thereafter, if RTW sells RSC for an amount equal to or greater than One Million and 00/100 ($1,000,000.00) Dollars, RTW shall be entitled to ninety (90%) percent of the profit, and FutureOne shall be entitled to ten (10%) percent of the profit.

In the event that RTW sells RSC on or after the first (1st) year anniversary of the date of the closing of this transaction, FutureOne shall not be entitled to any profit, or any percentage thereof, from the sale. Nor, shall FutureOne be entitled to any profit from the sale of RSC during the first (1st) year, if RSC is not sold for an amount equal to or greater than the amounts indicated above. Further, once RTW sells RSC, FutureOne's interest therein, as provided for above, is terminated and FutureOne shall have no interest in the profits of a resale of RSC by any third party.

                   REPRESENTATIONS AND WARRANTIES OF FUTUREONE

FutureOne represents and warrants to RTW that the statements contained in this Section are correct and complete as of the Closing Date with respect to itself. Except as expressly set forth in this Section FutureOne makes no representation or warranty, express or implied, at law or in equity, in respect of RSC or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

         1. DUE INCORPORATION, GOOD STANDING, QUALIFICATION. FutureOne is a corporation duly organized, validly existing and in good standing under the laws of Nevada and Arizona with all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as presently conducted.

         2. AUTHORITY AND COMPLIANCE; NO VIOLATION. FutureOne, and its Officers and Directors have full power and lawful authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation and performance of the transactions contemplated hereby shall have been duly and validly authorized by all necessary corporate and other proceedings, and this Agreement shall constitute the valid obligation of FutureOne, legally binding upon it in accordance with its terms.

         3. OTHER. FutureOne, to the best of its knowledge, has disclosed relevant financial and business information regarding this transaction to RTW.

                      REPRESENTATIONS AND WARRANTIES OF RTW

RTW represents and warrants to FutureOne that the statements contained in this Section are correct and complete as of the Closing Date with respect to himself.

         1. DUE INCORPORATION, GOOD STANDING, QUALIFICATION. RTW is an individual residing in with all requisite power and authority to own, operate and lease his properties and carry on a business as presently conducted.

         2. AUTHORITY AND COMPLIANCE; NO VIOLATION. RTW has full power and lawful authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby.

         3. OTHER. RTW has been an officer of FutureOne with the direct responsibility for the operations of RSC and has full knowledge of the customers, financial affairs, personnel and all other matters relating to RSC. Further RTW has fully disclosed, and shall disclose, all financial and corporate information regarding this transaction, whether material or inconsequential, to FutureOne.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

The obligations of the parties to consummate the Acquisition are subject to the fulfillment prior to or at the Closing of each of the following conditions, except as such parties may legally waive such conditions in writing:

         1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Parties contained in this Agreement shall have been true and correct, as of the Effective Date, when made and at the time of Closing.

         2. NO LITIGATION. There shall be no action, proceeding, or threatened, pending or actual litigation to enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing any liability upon FutureOne or RTW.

         3. COMPLIANCE WITH AGREEMENT. The Parties shall have complied with all agreements and covenants applicable to them and contained in this Agreement.

         4. TRANSFERS OF ASSETS AND LIABILITIES. The parties hereto agree that as of the Effective Date, all of the assets of RSC, as detailed on Exhibit A shall be removed from the books of FutureOne and be included on the books of RSC/RTW.

The parties hereto agree that as of the Effective Date, all of the Liabilities of RSC, as detailed on Exhibit B shall be removed from the books of FutureOne and be included on the books of RSC/RTW.

RSC shall assume all existing contractual obligations to perform future services for customers that may currently be in the name of FutureOne and shall perform such services in such a manner as to prevent customers from taking any actions against FutureOne for non-performance under the contract.

In addition RSC shall assume responsibility for any "warranty" work required by customers that relates to work performed for customers by RSC prior to the Effective Date.

         5. OTHER.

RTW/RSC shall cause all employees covered by Employment Contracts with FutureOne, namely R. Tucker Woodbury, Craig Budwitz and Shalome Patrick, to resign as employees of FutureOne in a form as indicated on Exhibit C and shall continue to employ such employees and/or enter into new employment contracts with them. FutureOne will accept all employee resignations as of the Effective Date and release employees from their non-disclosure and non-compete provisions. FutureOne shall be liable for all compensation and benefits due employees under Employment Contracts up to the Effective Date of this Agreement.

RTW/RSC shall enter into a sub-lease with FutureOne for the present RSC facilities at CamelSquare, subject to the exact same terms as FutureOne's lease for the facilities. Such sub-lease shall be effective as of the Effective Date and all rent shall be payable from that date forward.

RTW/RSC shall open all new bank accounts and the existing RSC bank accounts shall be closed by FutureOne as soon as possible.

RTW/RCS shall assist in the collection of those RSC accounts receivable still owned by FutureOne and shall directly transmit any checks received by RSC for payment of FutureOne owned accounts receivable to FutureOne in an expedient manner.

FutureOne shall pay liabilities retained by FutureOne that could affect RSC vendor relations in an expedient manner, unless such account is being legitimately disputed by FutureOne.

RTW/RSC shall be responsible for all payroll to be paid after October 6, 2000 and shall pay in full the payroll due to be paid to employees beginning with the October 20, 2000 payroll.

RTW/RSC shall obtain its own liability and workman's compensation insurance and RSC shall be removed from FutureOne's liability and workman's compensation policies as of the Effective Date.

RTW/RSC shall obtain its own group insurance coverage, if desired, and RSC and its employees shall be removed from FutureOne's Section 125 Plan as of the Effective Date, unless temporarily continued on an interim basis until RSC obtains new coverage, but in such an event, RSC shall be responsible to pay its proportionate share directly to FutureOne.

RSC and its employees shall be removed from the FutureOne 401K Plan as of the Effective Date.

RSC shall continue to host the FutureOne and related web sites as long as practical, which FutureOne will attempt to move as soon as possible to another provider, at no charge.

RSC shall directly assume or terminate all ongoing service "contracts", such as janitorial, water etc.as of the Effective Date

RSC shall establish credit with existing and new vendors in its own name and remove FutureOne from any future credit transactions.

RTW shall resign as an officer of FutureOne as of the Effective Date.

                               FURTHER AGREEMENTS

         1. FINANCIAL RECORDS FutureOne shall retain all financial records such as paid invoices, payroll records, billing records, canceled checks and bank statements of RSC for the period this entity was under the control of FutureOne. FutureOne agrees to make such documents, or copies, available to RTW/RSC as requested.

FutureOne shall cooperate with RTW/RSC to transfer existing accounting data to RTW. RSC shall be responsible to provide their own accounting software and accounting resources as of the Effective Date.

         2. FUTURE COOPERATION. The parties agree to cooperate in assisting each other by providing information that may be required from or in the possession of the other party that is necessary to carry on their business, such as fulfilling governmental agency requests, meeting audit requirements or answering customer or vendor questions. The parties also agree to cooperate in transferring employees to new benefit packages and insurance.

         3. MUTUAL RESOURCES AND BENEFITS. The parties hereto acknowledge that RSC currently occupies office space currently under lease by FutureOne until January 31, 2001. In addition RSC and FutureOne share other resources such as telephones and Internet connections. The parties hereby agree to work toward a mutually beneficial separation of these resources during the next 90 days whereby RSC shall obtain its own telephone system and the current system being used by RSC shall be remain the property of FutureOne and the Internet connection will be assumed by RSC.

         4. BROKERS FEES AND/OR FINDERS FEES. No fees to any broker or finder are due under this Agreement.

         5. COVENANT NOT TO COMPETE. FutureOne, its heirs, successors and assigns, will not (in any capacity whatsoever for its or their own account, or for any other party, person, partnership, corporation, or other entity or organization), directly or indirectly, engage in the conduct of the business currently conducted by RSC, or any phase thereof or any part thereof, in the state of Arizona for five (5) years from the Closing Date of this transaction."

                                INDEMNIFICATIONS

         1. RTW. RTW hereby agrees to indemnify, hold harmless and defend FutureOne and FutureOne's officers, directors, employees and agents for, from and against any and all demands, claims or damages that may arise from (i) any and all acts, actions or omissions, whether intentional or otherwise, of RTW or RSC that may occur subsequent to the Effective Date; and (ii) RTW's breach of their representations, warranties and covenants contained herein; and (iii) the debts and liabilities of RSC assumed by RTW as specified on Exhibit B.

         2. FUTUREONE. FutureOne hereby agrees to indemnify, hold harmless and defend RTW from and against any and all demands, claims or damages that may arise from (i) any and all acts, actions or omissions, whether intentional or otherwise, of RSC that may have occurred prior to the Effective Date, unless such claim was known to RTW in his capacity as manager of RSC and not disclosed to the management of FutureOne as of the closing date, and (ii) FutureOne's breach of its representations, warranties and covenants contained herein and
(iii) the debts and liabilities of RSC assumed by FutureOne as specified on Exhibit B.

                               GENERAL PROVISIONS

         1. NOTICES. Any notice hereunder to a party shall be deemed to be properly served in writing and personally delivered or mailed to:

         In the case of FutureOne:                   In the case of RTW:
                  FutureOne, Inc.                    R. Tucker Woodbury
                  4250 East Camelback Road           4430 N. 47th St.
                  Suite K-124                        Phoenix, AZ 85018
                  Phoenix, Arizona 85018-2751
                  Attention: President

or to such other address as may have been furnished in writing by such party to the other parties to this Agreement, and shall be deemed to have been given as of the time delivered or, if mailed, as of the time acknowledged as received if mailed registered or certified mail, postage prepaid, it being the intention that all notices pursuant hereto shall be effective only upon receipt.

         2. INTERPRETATIONS. To the extent permitted by the context in which used, (a) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa, and (b) references to "persons" or "parties" in this Agreement shall be deemed to refer to natural persons, corporations, and all other entities. This instrument shall be construed in accordance with the fair meaning of its language, and shall not be construed for or against the party drafting it, solely because of such fact.

         3. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute one and the same document.

         4. SECTION HEADINGS AND GENDER. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

         5. ENTIRE AGREEMENT. This Agreement and the Exhibits hereto set forth the entire understanding of the parties with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         6. NONASSIGNABILITY. The obligations of this Agreement are personal to each party, and neither the rights nor obligations under this Agreement may be assigned or transferred by any party in any manner whatsoever, nor are such rights or obligations subject to involuntary alienation, assignment or transfer.

         7. EXCLUSIVE GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona without regard to its conflicts of law principles.

         8. SEVERABILITY. The unenforceability, invalidity, or illegality of any provision of this Agreement, shall not render the other provisions unenforceable, invalid, or illegal. If any term, provision, covenant or condition of this Agreement is invalidated due to its scope or breadth, such term, provision, covenant, or condition shall be deemed valid to the extent of the scope or breadth permitted by law in accordance with the intent of the parties as expressed herein.

         9. WAIVER OF TERMS. Any of the terms and conditions of this Agreement, to the extent permitted by law, may be waived at any time by the party who is entitled to the benefit thereof by action taken by the board of directors or trustee of such party, however, such action shall be taken only if, in the judgment of party taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to the shareholders or beneficiaiaries of such party. Such action shall be evidenced by written notice signed by an authorized agent or representative of the party taking such action.

         10. COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best lawful efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be delivered, such additional documents and instruments and to do or cause to be done all things necessary, proper or advisable, under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         11. DISPUTE RESOLUTION. The parties hereby covenant and agree that, except as otherwise set forth in this Agreement, any suit, dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, fixed or contingent, that the parties may now have or at any time in the future claim to have based in whole or in part, or arising from or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes") shall be completely and finally settled by submission of any such Disputes to arbitration under the Rules of the American Arbitration Association then in effect. The arbitration proceedings shall take place in Phoenix, Arizona and the arbitrator(s) shall apply the law of the State of Arizona to all issues in dispute. Judgment on such award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover its reasonable costs and attorneys fees.

         12. ENFORCEMENT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         13. PROFESSIONAL ADVICE, FEES AND COSTS. Each Party has relied on its own professional legal, accounting and tax advisors in determining the legal, accounting and income tax effects of the transactions contemplated by this Agreement on such Party. Except as otherwise provided herein, each Party hereto shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

         14. AMENDMENT OF AGREEMENT. Notwithstanding anything to the contrary in this Agreement, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time by written instrument duly executed by each of the parties hereto which shall have been authorized by appropriate action taken by the board of directors of the parties hereto and, in the case of an interpretation, the actions of such board of directors shall be binding.

         15. INCORPORATION OF EXHIBITS. The Exhibits attached hereto are incorporated herein by reference and made a part hereof.


IN WITNESS WHEREOF, the Parties hereto have caused this Sale and Purchase Agreement to be entered into as of the Agreement Date first above written.

FutureOne Inc.                          RTW
(a Nevada corporation)                  (an Individual residing in Phoenix, AZ)


By: /s/ Earl J. Cook                    By: /s/ R. Tucker Woodbury
    -------------------------------         ------------------------------------
    Earl J. Cook, President                 R. Tucker Woodbury

FutureOne, Inc.
(an Arizona corporation)

By: /s/ Earl J. Cook
    -------------------------------
    Earl J. Cook, President

                                                                       EXHIBIT A

                                  BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

That FutureOne, Inc a Nevada corporation and FutureOne, Inc., an Arizona corporation, hereinafter referred to collectively as "Seller", for and in the consideration of the sum of Seventy Five Thousand and 00/100 Dollar ($75,000) and other valuable consideration paid to them by R. Tucker Woodbury under the terms of a Sale and Purchase Agreement executed concurrently with the execution of this document, hereafter referred to as "Buyer", does hereby sell, assign and transfer to Buyer, free of any liens or encumbrances, all of the Seller's right title and interest in the following personal property located in Phoenix,
Arizona:

1)   The Seller's going business known as "Rocket Science Creative"

2) The trade name "Rocket Science Creative", the goodwill of the business and all telephone numbers currently being used exclusively by that business.

3) The customer list and all existing contracts and records associated with customers on said list.

4)   The Following Domain Names: "rscreative.com" and
     "rocketsciencecreative.com".

5)   The furniture, equipment and software on the attached list.

6)   The accounts receivable and work in process as per the attached list.

All of Rocket Science Creative's business plans, software licenses and operating technology.

Buyer acknowledges that the equipment is used and the equipment is being sold "as is" and "where is".

Dated this 12th day of October, 2000

FutureOne, Inc.                              FutureOne, Inc.
(a Nevada corporation)                       (an Arizona corporation)

/s/ Earl J. Cook                             /s/ Earl J. Cook
-----------------------------------          -----------------------------------
By: Earl J. Cook, President                  By: Earl J. Cook, President

Seller accepts title at Phoenix, Arizona.

R. Tucker Woodbury

/s/ R. Tucker Woodbury
-----------------------------------

                                                                       EXHIBIT B

              RSC LIABILITIES AND OBLIGATIONS TO BE ASSUMED BY RTW

1)   Accounts Payable - See Schedule attached

2)   Leases: Three Equipment Leases - per copies attached

3)   Customer Deposits - See Schedule attached

                                                                       EXHIBIT C

                      EMPLOYMENT CONTRACTS AND RESIGNATIONS

I hereby resign as an employee of FutureOne, Inc. and hereby give notice that I am terminating the Employment Agreement between myself and FutureOne, Inc., dated March 31, 1999, as per the provisions of section 7c, to accept employment with the new Buyer of Rocket Science Creative.


                                                                 October 6, 2000
-----------------------------------                              ---------------
Employee                                                         Date

FutureOne, Inc. hereby accepts you resignation effective October 6, 2000 and as per the terms of Section 7c of the Employment Agreement hereby invokes its option to terminate your employment as of the date of your resignation. FutureOne further hereby releases you from the provisions of Section 8 of that Agreement.

FutureOne, Inc.
(an Arizona corporation)


By: /s/ Earl J. Cook
    --------------------------------
    Earl J. Cook, President